Exhibit 99.1

Spruce Biosciences Announces Closing of Upsized Initial Public Offering and Full Exercise

of Underwriters’ Option to Purchase Additional Shares

San Francisco, Calif. – October 14, 2020 – Spruce Biosciences, Inc., a late-stage biopharmaceutical company focused on developing and commercializing novel therapies for rare endocrine disorders with significant unmet need, today announced the closing of its initial public offering of 6,900,000 shares of its common stock, which includes 900,000 shares sold pursuant to the full exercise by the underwriters of their option to purchase additional shares, at a public offering price of $15.00 per share. The gross proceeds to Spruce from the offering, before deducting underwriting discounts, commissions and offering expenses, were $103.5 million. All of the shares in the offering were sold by Spruce.

Spruce’s common stock began trading on the Nasdaq Global Select Market on October 9, 2020 under the ticker symbol “SPRB.”

Cowen, SVB Leerink, Credit Suisse and RBC Capital Markets acted as joint book-running managers for the offering.

The offering was made only by means of a prospectus. Copies of the final prospectus relating to the offering may be obtained from: Cowen and Company, LLC, c/o Broadridge Financial Services, Attention: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717; SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA, 02110, by e-mail at syndicate@svbleerink.com, or by phone at (800) 808-7525, ext. 6132; Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, NC 27560, by e-mail at usa.prospectus@credit-suisse.com, or by phone at (800) 221-1037; or from RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor, New York, NY 10281, Attention: Equity Capital Markets, or by phone at (877) 822-4089.

Registration statements relating to these securities have been filed with the Securities and Exchange Commission and became effective on October 8, 2020. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Spruce Biosciences

Spruce Biosciences is a late-stage biopharmaceutical company focused on developing and commercializing novel therapies for rare endocrine disorders with significant unmet need. Spruce is initially developing its wholly-owned product candidate, tildacerfont, as the potential first non-steroidal therapy to offer markedly improved disease control and reduce steroid burden for patients suffering from classic congenital adrenal hyperplasia (CAH). Classic CAH is a serious and life-threatening disease with no known novel therapies approved in approximately 50 years.

Media

Will Zasadny

Canale Communications

(619) 961-8848

will@canalecomm.com

media@sprucebiosciences.com

Investors

Thomas Hoffmann

Solebury Trout

(646) 378-2931

thoffmann@soleburytrout.com

investors@sprucebiosciences.com